CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Z Trim Holdings, Inc.

We consent to the incorporation by reference in Registration Statement on Form S-8 (Registration No. 333-127754 filed on August 22, 2005) of our reports dated April 9, 2010, relating to the consolidated financial statements of Z Trim Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Z Trim Holdings, Inc. for the year ended December 31, 2009.

 /s/ M&K CPAS, PLLC

 Houston, Texas

December 15, 2010